EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

CHINATEL ANNOUNCES AMENDMENTS TO STOCK PURCHASE AGREEMENTS AND RECEIPT $10 MILLION IN ACCORDANCE WITH AMENDED AGREEMENTS

IRVINE, CA –March 5, 2010 – ChinaTel Group, Inc. (ChinaTel) (OTCBB: CHTL), a leader in high speed wireless broadband and telecommunications infrastructure engineering and construction services, today announced it has entered into amendments to its Stock Purchase Agreements (SPA) with Excel Era Limited (Excel) and Isaac Organization (Isaac) and that it has received $10 million from Isaac.  The amendments are the result of extensive negotiations between Isaac, Excel and ChinaTel resulting from Isaac’s desire to acquire an increased stake in ChinaTel, and at the request of both investors, for ChinaTel to obtain an extension of an outstanding ChinaTel promissory note related to ChinaTel’s right to acquire a 49% stake in Chinacomm Cayman.

Concurrent with the receipt of funds, Isaac will acquire an additional 53.2 million shares, bringing its total holdings to 24%, or 106.4 million shares of ChinaTel series A common stock.  To accommodate Isaac’s desire to become a larger shareholder in ChinaTel, Excel agreed to reduce its shares to 106.4 million shares of ChinaTel’s series A common stock, leaving it with an equal 24% of ChinaTel’s shares.

Under the terms of its SPA Amendment, Excel will pay an installment of $239 million by March 31; 2010 and the remaining balance of $80 million by December 31, 2010.  Under its SPA Amendment, Isaac elected to accelerate its second installment payment of $10 million to March 5, 2010, instead of March 31, 2010 as called for under the original SPA.  Isaac will pay an additional $20 million by March 31, 2010; $129 million by June 1, 2010; $80 million by September 30, 2010; and the balance of $80 million by December 31, 2010.  The dates and amounts of each investor’s installment payments were structured to meet the existing needs of ChinaTel’s wireless broadband network deployment schedule.

George Alvarez, ChinaTel’s CEO, stated, “It is gratifying to have investors that openly support our business.  We look forward to putting these funds to work immediately.  The $10 million received today provides us with the necessary capital to begin immediately moving forward with our existing network deployment.”

“We are excited by this increased opportunity to invest in ChinaTel.  We strongly believe in the prospects that lie ahead for the Company and want to demonstrate our support to management and shareholders by accelerating our second installment payment and doubling our investment to 24%.  ChinaTel is at an inflection point in its development, and we are fully committed to supporting the Company as it moves forward with its aggressive deployment schedule,” commented Tony Isaac, CEO of Isaac.

Proceeds from the contracts primarily will be used to expand and deploy wireless broadband networks worldwide and to pay off existing convertible note holders.  Full details of the transactions are available on Form 8-K filed with SEC at www.sec.gov; subsequent payments will be reported on SEC Form 8-K.

About ChinaTel Group, Inc.
ChinaTel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel is presently building, operating and deploying networks in Asia and South America: a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system, and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems.  ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) to invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness.  Its strategy is to build leading-edge IP-leveraged solutions advanced by its worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  These risks and uncertainties include, among other things, product demand and market competition.  You should independently investigate and fully understand all risks before making an investment decision.

Contacts:
Retail Investors
Tim Matula
ChinaTel Group, Inc.
Investor Relations
(Toll Free) 1-877-260-9170
investors@chinatelgroup.com

Institutional Investors and Media
KCSA Strategic Communications Contacts:
Investors:
Todd Fromer / Marybeth Csaby
212-896-1215 / 212-896-1236
tfromer@kcsa.com / mcsaby@kcsa.com

Media:
Lewis Goldberg
212-896-1216
lgoldberger@kcsa.com